Exhibit 10.7

NON-COMPETE AGREEMENT

THIS NON-COMPETE AGREEMENT (this Agreement), is dated as of June 1, 2018 (the Effective Date), by and between Covia Holdings Corporation, a Delaware corporation (Covia) and SCR-Sibelco NV, a Belgian public company (Sibelco). Covia and Sibelco are sometimes referred to herein collectively as the Parties and individually as a Party. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Sibelco, Covia, Bison Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Covia (Merger Sub), Bison Merger Sub I, LLC (Merger Sub LLC), a Delaware limited liability company and wholly-owned subsidiary of Covia, and Fairmount Santrol Holdings, Inc., a Delaware corporation (Fairmount), have entered into an Agreement and Plan of Merger, dated as of December 11, 2017 (the Merger Agreement), providing for, among other things and subject to the terms and conditions of the Merger Agreement: (i) the merger of Merger Sub with and into Fairmount (the Merger), with Fairmount surviving the Merger as a wholly-owned subsidiary of Covia; and (ii) a further merger of Fairmount with and into Merger Sub LLC (the Second Merger and, together with the Merger, the Mergers), with Merger Sub LLC surviving the Second Merger as a wholly-owned subsidiary of Covia.

WHEREAS, on or about the date hereof, Covia and Sibelco (or certain of their controlled Affiliates) will enter into the Distribution Agreement and the Agency Agreement.

WHEREAS, in connection with, and as an inducement to the willingness of the Parties to consummate, the Mergers and consistent with the Merger Agreement, the Parties wish to enter into this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

ACTIVITIES

Section 1.1 Covia/Fairmount Activities

(a)	The Parties each agree that Covia and its controlled Affiliates may:

(i)	sell, market or distribute: (A) silica sand, calcium carbonate, lime, feldspathics, clay (including ball clay and kaolin), nepheline, coated materials, phenolic resins and coated materials, and Black Lab materials and services, or other energy focused minerals (including API Barite and API Bentonite) (the Covia/Fairmount Products); (B) recycled materials (other than recycled glass or as otherwise agreed between the parties); or (C) any product that is not a Covia/Fairmount Product ((B) and (C) being the Sibelco Products) to customers in the energy, foundry, glass, construction and building, sports and recreation, retail and DIY, biomass, ceramics, chemicals and agriculture industries (the Covia/Fairmount Markets) in any of the United States of America and its overseas territories, Canada or Mexico (the Covia/Fairmount Territories);

(ii)	sell, market or distribute the Covia/Fairmount Products to customers in the energy market anywhere in the world;

(iii)	sell, market or distribute silica sand and coated silica sand to customers in the water treatment market in the Covia/Fairmount Territories;

(iv)	sell, market or distribute the Covia /Fairmount Products for foundry applications outside of the Covia/Fairmount Territories to customers that were foundry customers of Fairmount at the Effective Time;

(v)	sell, market, distribute or produce coated products to or for customers in the energy market anywhere in the world;

(vi)	sell, market or distribute Black Lab products in existing markets as of the Effective Time; and

(vii)	produce any Covia/Fairmount Products in any of the Covia/Fairmount Territories.

(b)	For so long as Sibelco, together with its controlled Affiliates, owns more than 50% of the issued and outstanding shares of common stock of Covia (the Restricted Period), and except as provided in Article II, Covia will not, and will cause its controlled Affiliates not to, directly or indirectly, whether as principal, partner, officer, director, stockholder or otherwise, alone or in association with any other person, own, manage, operate, control, participate in, acquire (or have the right to acquire) voting securities of, perform services for, or otherwise carry on, any business involved with any activities other than those set out in Section 1.1(a) above; provided, however, that nothing in this Section 1.1(b) shall be deemed to limit in any way the activities of Covia or its controlled Affiliates pursuant to, and in accordance with, the Distribution Agreement or the Agency Agreement (each as may be amended and/or restated from time to time), or any joint venture, joint development or other agreement entered into following the date hereof between Sibelco (or a controlled Affiliate thereof), on the one hand, and Covia (or a controlled Affiliate thereof), on the other hand.

Section 1.2 Sibelco Activities

(a)	The Parties each agree that Sibelco and its controlled Affiliates may:

(i)	sell, market or distribute the Covia/Fairmount Products or Sibelco Products to customers in the Covia/Fairmount Markets (other than the energy market) anywhere outside of the Covia/Fairmount Territories;

(ii)	sell, market or distribute the Covia/Fairmount Products or Sibelco Products or provide any services to customers in markets other than the Covia/Fairmount Markets anywhere in the world;

(iii)	produce the Covia/Fairmount Products (other than coated products for energy markets) anywhere outside of the Covia/Fairmount Territories, except for raw frac sand in any jurisdiction where Covia or its controlled Affiliates engaged in an acquisition or investment opportunity for raw frac sand with respect to which Sibelco and its controlled Affiliates failed to exercise their ROFO Opportunity in accordance with Article II(c); and

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(iv)	produce the Sibelco Products or provide any services anywhere in the world.

(b)	During the Restricted Period, and except as provided in Article II, Sibelco will not, and will cause its controlled Affiliates (other than Covia and its controlled Affiliates) not to, directly or indirectly, whether as principal, partner, officer, director, stockholder or otherwise, alone or in association with any other person, own, manage, operate, control, participate in, acquire (or have the right to acquire) voting securities of, perform services for, or otherwise carry on, any business involved with any activities other than those set out in Section 1.2(a) above provided, however, that nothing in this Section 1.2 shall be deemed to limit in any way the activities of Sibelco or its controlled Affiliates pursuant to, and in accordance with, the Distribution Agreement or the Agency Agreement (each as may be amended and/or restated from time to time), or any joint venture, joint development or other agreement entered into following the date hereof between Sibelco (or a controlled Affiliate thereof), on the one hand, and Covia (or a controlled Affiliate thereof), on the other hand.

Section 1.3 Reasonableness of Restrictions

(a)	The Parties each acknowledge and agree that the covenants contained in this Article I are a material and substantial part of the transactions contemplated by the Mergers and are entered into in connection with, and as an inducement to, the willingness of the Parties to consummate the Mergers and enter into the Distribution Agreement and the Agency Agreement.

(b)	The Parties acknowledge and agree that the terms of the covenants in this Article I are fair and reasonable in light of the furtherance of the Mergers and the transactions contemplated by the Distribution Agreement and the Agency Agreement.

(c)	In the event that any of the covenants contained in this Article I shall be determined by any court of competent jurisdiction to be unenforceable for any reason whatsoever, then any such provision or provisions shall not be deemed void, and the Parties hereto agree that said limits may be modified by the court and that said covenant(s) contained in this Article I will be amended in accordance with said modification, it being specifically agreed by the Parties that it is their continuing desire that these covenants be enforced to the full extent of their terms and conditions or if a court finds the scope of the covenant(s) unenforceable, the court should redefine the covenant(s) so as to comply with Applicable Law.

ARTICLE II

CORPORATE OPPORTUNITIES; RIGHT OF FIRST OFFER

(a)	The Parties each agree that Covia and its controlled Affiliates may pursue acquisitions or investment opportunities with respect to the production of:

(i)	Covia/Fairmount Products in the Covia/Fairmount Territories,

(ii)	coated products for customers in the energy market outside of the Covia/Fairmount Territories,

(iii)	subject to paragraph (c) below, raw frac sand outside of the Covia/Fairmount Territories, and

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(iv)	subject to paragraph (c) below, any mineral that is not a Covia/Fairmount Product in the Covia/Fairmount Territories.

(b)	The Parties each acknowledge and agree that Sibelco and its controlled Affiliates may pursue any acquisitions or investment opportunities except for those referred to in paragraph (a)(i) and (ii) above.

(c)	If, during the Restricted Period, Covia or any of its controlled Affiliates wishes to pursue any acquisition or investment opportunity with respect to the production of: (i) raw frac sand outside of the Covia/Fairmount Territories, or (ii) any mineral that is not a Covia/Fairmount Product in the Covia/Fairmount Territories (each a ROFO Opportunity), Covia will first serve a written notice (an Opportunity Notice) on Sibelco offering Sibelco (or a controlled Affiliate thereof) the right to pursue such ROFO Opportunity. The offer set out in an Opportunity Notice will remain open for acceptance by Sibelco for a period of 30 Business Days following service of such notice.

(d)	Covia (or a controlled Affiliate thereof) may not pursue a ROFO Opportunity unless Covia has served an Opportunity Notice on Sibelco in accordance with Article II(c) and Sibelco has elected in writing not to pursue such ROFO Opportunity as set out in the applicable Opportunity Notice.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination of this Agreement

This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any Party upon either (i) the termination of the Merger Agreement in accordance with its terms, or (ii) Sibelco, together with its controlled Affiliates, ceasing to own more than 50% of the issued and outstanding shares of common stock of Covia. In addition to the foregoing, this Agreement may be terminated at any time by written consent of the Parties.

Section 3.2 Effect of Termination

In the event of termination of this Agreement pursuant to Section 3.1, this Agreement shall become void and of no effect with no liability on the part of any Party; provided, however, no such termination shall relieve any Party from any liability for any breach of this Agreement occurring prior to such termination and the provisions of this Article III, shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against the other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination.

Section 3.3 Entire Agreement; Assignment.

This Agreement (together with the Merger Agreement, the Distribution Agreement and the Agency Agreement, to the extent referred to in this Agreement) and any documents delivered by the Parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the

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Parties any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns.

Section 3.4 Amendments and Waivers

This Agreement may only be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by Sibelco or Covia in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 3.5 Notices

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, or, if confirmed, faxed or emailed, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Sibelco:

SCR-Sibelco NV

Plantin en Moretuslei 1a, 2018 Antwerp

Belgium

Attention: Laurence Boens, Group Legal Counsel

Facsimile: +32 3 223 67 00

with a copy to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022

United States of America

Attention: Peter D. Lyons, Esq.

Email: peter.lyons@freshfields.com

Attention: Omar Pringle, Esq.

Email: omar.pringle@freshfields.com

Facsimile: +1 (212) 277 4001

If to Covia:

Covia Holdings Corporation

258 Elm Street,

New Canaan, CT 06840

United States of America

Attention: General Counsel

Facsimile: +1 (203) 966-1977

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with a copy to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022

United States of America

Attention: Peter D. Lyons, Esq.

Email: peter.lyons@freshfields.com

Attention: Omar Pringle, Esq.

Email: omar.pringle@freshfields.com

Facsimile: +1 (212) 277 4001

Section 3.6 Governing Law; Jurisdiction; Waiver of Jury Trial

(a)	This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Sibelco or Covia in the negotiation, administration, performance and enforcement thereof shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.

(b)	In any Action between the Parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the Parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or any federal court sitting in the State of Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or any federal court sitting in the State of Delaware and appellate courts thereof. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 3.6 in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 3.5. However, the foregoing shall not limit the right of a Party to effect service of process on the other party by any other legally available method.

(c)	EACH OF COVIA AND SIBELCO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 3.7 Specific Performance

The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an

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injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 3.6 above, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 3.8 Counterparts; Effectiveness

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered (including by electronic transmission) to the Parties.

Section 3.9 Headings

The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.10 Severability

If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 3.11 Interpretation

When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to dollars and $ will be deemed references to the lawful money of the United States of America.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

COVIA

COVIA HOLDINGS CORPORATION

By:	/s/ Campbell Jones
Name:	Campbell Jones
Title:	Executive Vice President and Chief Operating Officer

SIBELCO

SCR-SIBELCO NV

By:	/s/ Kurt Decat
Name:	Kurt Decat
Title:	Member of Executive Committee

SCR-SIBELCO NV

By:	/s/ Laurence Boens
Name:	Laurence Boens
Title:	Member of Executive Committee

Signature Page to Non-Compete Agreement